Exhibit 10.4

THE BANK OF KENTUCKY, INC.

FLORENCE, KENTUCKY

GROUP INSURANCE ENDORSEMENT PLAN

This Group Insurance Endorsement Plan (the “Plan”) of The Bank of Kentucky, Inc. (the “Company”) is adopted effective September 1, 2003 (“Effective Date”). The purpose of the Plan is to supplement insurance death protection to certain employees. It is intended to replace some or all of the coverage currently provided to these employees under a Company sponsored group term life plan.

Accordingly, The Bank of Kentucky hereby adopts the Plan pursuant to the terms and provisions set forth below:

ARTICLE I

DEFINITIONS

Wherever used herein the following terms shall have the meanings hereinafter set forth. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for the ease of reference only, and are not to be construed so as to alter the terms hereof.

1.1 BENEFICIARY means the person or persons designated by a Participant to receive benefits pursuant to Section 3.2 upon his death.

1.2 BOARD means the Board of Directors of the Company.

1.3 COMMITTEE means the individuals appointed by the Board of Directors of the Company to administer the Plan.

1.4 COMPANY means The Bank of Kentucky, a Kentucky banking company, and any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

1.5 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), a person employed by the Company who is determined by the Board to be a member of a select group of management or highly compensated employees and who is designated by the Board to be an Eligible Employee under the Plan.

1.6 ENDORSEMENT means the designation described on Section 3.1 by which the Company assigns Policy proceeds to a Participant.

1.7 INSURER means the legal reserve life insurance company(s) that has issued Policies identified on Exhibit A, as such Exhibit A may be amended from time to time by the Company.

1.8 PARTICIPANT means an Eligible Employee who has received an Endorsement of the benefits of a Policy under the terms of this Plan.

1.9 POLICY or POLICIES means the policy or policies of insurance on the lives of Participants, as described in Exhibit A attached hereto and by this reference made a part hereof, and which have been issued by the Insurer.

ARTICLE II

POLICIES

2.1 Purchase of Policies. The Company has purchased the Policies from the Insurer. The parties hereto have taken all necessary action to cause the Insurer to issue the Policies, and shall take any further action which may be necessary to cause the Policies to conform to the provisions of this Plan. The parties hereto agree that the Policies shall be subject to the terms and conditions of this Plan and of the endorsement to the Policies filed with the Insurer.

2.2 Ownership of Policies. The Company shall be the sole and absolute owner of the Policies, and may exercise all ownership rights granted to the owner thereof by the terms of the Policies.

ARTICLE III

RIGHTS OF COMPANY AND PARTICIPANT

3.1 Policy Endorsement. The Company shall execute an Endorsement to the Policies, under the form used by the Insurer for such designations, in order to grant the Participants the portion of the Policies’ death proceeds to which they are entitled pursuant to Section 4.1 hereof. The parties hereto agree to take all action necessary to cause such endorsement to conform to the provisions of this Plan.

3.2 Election of Beneficiary. The Participants may designate the Beneficiary or Beneficiaries to receive the portion of the Policy proceeds to which it is entitled hereunder, by specifying the same in a written notice to the Committee. Upon receipt of such notice, the Company shall execute and deliver to the Insurer the forms necessary to designate the requested person, persons, or entity as the Beneficiary or Beneficiaries to receive the death proceeds of the Policies. The parties hereto agree to take all action necessary to cause the beneficiary designation provisions of the Policies to conform to the provisions hereof. The Company shall not terminate, alter, or amend such designation without the express written consent of the Participants.

3.3 Payment of Premiums. On or before the due date of each scheduled Policy premium, or within the grace period provided therein, the Company shall pay the full amount of the scheduled premium to the Insurer. The Company shall annually furnish the Participants a statement of the amount of income reportable by the Participant for federal and state income tax purposes as a result of the insurance protection provided by the Policies.

3.4 Company’s Rights in Policies. The Company at all times shall be the exclusive owner of the Policies and all rights therein, and may sell, assign, transfer, surrender, cancel the Policies, or change the beneficiary designation provision thereof, without obtaining the consent of the Participants.

ARTICLE IV

DEATH OF PARTICIPANT

4.1 Collection of Death Proceeds.

a. Upon the death of the Participant, the Company shall take whatever action is necessary to collect the death benefit provided under the Policies.

b. Upon the death of the Participant, the sum equal to the amount specified on Exhibit B attached hereto shall be paid from the death benefit of the Policies directly to the beneficiary or beneficiaries designated pursuant to Section 3.2 hereof. The Company shall have the unqualified right to receive the balance of the death benefit provided under the Policies. The parties hereto agree that the beneficiary designation provision of the Policies shall conform to the provisions hereof.

c. Notwithstanding any provision hereof to the contrary, in the event that, for any reason whatsoever, no death benefit is payable under the Policies upon the death of the Participant and in lieu thereof the Insurer refunds all or any part of the premiums paid for the Policies, the Company and the Participants’ beneficiary or beneficiaries shall have the unqualified right to share such premiums based on their respective cumulative contributions thereto.

4.2 Termination of the Plan. This Plan shall terminate, without notice, upon the occurrence of any of the following events: (a) total cessation of the Company’s business, or (b) bankruptcy, receivership, or dissolution of the Company.

4.3 Insurer Not a Party. The Insurer shall be fully discharged from its obligation under the Policies by payment of the Policy death benefit to the Beneficiary or Beneficiaries, subject to the terms and conditions of the Policies. In no event shall the Insurer be considered a sponsor of this Plan, or any modification or amendment hereof. No provision of this Plan, nor of any modification or amendment hereof, shall in any way be construed as enlarging, changing, varying, or in any way affecting the obligations of the Insurer as expressly provided in the Policies, except insofar as the provisions hereof are made a part of the Policies by the beneficiary designation executed by the Company and filed with the Insurer in connection herewith.

ARTICLE V

NAMED FIDUCIARY, DETERMINATION OF BENEFITS, AND CLAIMS PROCEDURE.

5.1 Named Fiduciary. The Committee is hereby designated as the named fiduciary under this Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Plan.

5.2 Claim. A person who believes that he or she is being denied a benefit to which he or she is entitled under this Plan (hereinafter referred to as “Claimant”) may file a written request for such benefit with the Committee, setting forth his or her claim. The request must be addressed to the attention of the Committee at the Company’s then principal place of business.

5.3 Claim Decision. Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth: (a) the specific reason or reasons for such denial; (b) the specific reference to pertinent provisions of this Plan on which such denial is based; (c) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (d) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (e) the time limits for requesting a review under subsection (3) and for review under subsection 5.4 hereof.

5.4 Request for Review. Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Board review the determination of the Committee. Such request must be addressed to the Secretary of the Board, at the Company’s then principal place of business. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board. If the Claimant does not request a review of the Committee’s determination by the Board within such sixty (60) day period, he or she shall be barred and estopped from challenging the Committee’s determination.

5.5 Review of Decision. Within sixty (60) days after the Board’s receipt of a request for review, it will review the Committee’s determination. After considering all materials presented by the Claimant, the Board will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the Secretary of the Board will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VI

MISCELLANEOUS

6.1 Amendment. This Plan may be amended, altered, modified or terminated by the Company at any time without the consent of the Participants.

6.2 Binding Effect. This Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Participants, its successors, assigns, and beneficiaries.

6.3 Notices. Any notice, consent, or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent, or demand is mailed to a party hereto, it shall be sent by United States certified mail, postage prepaid, addressed to such party’s last known address as shown on the records of the Company. The date of such mailing shall be deemed the date of notice, consent, or demand.

6.4 Governing Law. This Plan, and the rights of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Kentucky.

IN WITNESS WHEREOF, the Company has formally adopted this Plan on the date and year first above written.

THE BANK OF KENTUCKY, INC.

By:

Rodney C. Cain Chairman of the Board

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